Exhibit 2.02.01

Contacts:       Lawrence P. Ward, CEO
Margaret Torres, CFO
805-239-5200
corporate investor relations
www.stockvalues.com
206.762.0993
NEWS RELEASE

HERITAGE OAKS’ QUARTERLY EARNINGS INCREASE 62% TO RECORD $1.4 MILLION

Paso Robles, CA - April 12, 2005 — Heritage Oaks Bancorp (Nasdaq: HEOP), the parent company of Heritage Oaks Bank, today reported record profits in the quarter ended March 31, 2005 due to increased loan demand, continued economic growth in the central coast region and a significant rise in its net interest margin. For the first quarter, net income increased 62% to $1.4 million, or $0.33 per diluted share, compared to $876,000, or $0.20 per diluted share, in the first quarter of 2004. Earnings per share have been retroactively adjusted for the 5% stock dividend declared on March 25, 2005 for shareholders of record on April 8, 2005 to be paid on April 22, 2005.

“Following the acquisition of Hacienda Bank in October 2003, we spent most of 2004 reshaping the balance sheet of our combined organization and integrating our systems. The results of those efforts are clearly evident with our sizable profit growth,” said Lawrence P. Ward, President and CEO. “We have also seen a nice expansion in our net interest margin as a result of the shift in our deposit mix. More than 84% of our deposits are no or low-cost and while there are no guarantees, we are hopeful we can continue to maintain our no or low-cost deposits at a reasonably high level.”

1Q05 Operating Highlights:

•	Net income increased 62% to $1.4 million.
•	Revenues increased 22% to $6.9 million.
•	Net interest margin improved 84 basis points to 5.55%.
•	Pre-tax income rose 67% to $2.3 million.
•	Return on tangible equity was 17.9% and return on assets was 1.24%.
•	Net loans increased 15% to $337.7 million.
•	Non-performing loans were just 0.14% of total loans - lowest levels in 20 years.
•	Non-interest demand deposits increased 17% to $168.6 million.

Operating Results

Heritage Oak’s net interest margin increased 15 basis points to 5.55% for the quarter ended March 31, 2005, compared to 5.40% for the prior quarter, and increased 84 basis points from 4.71% in the first quarter of 2004. “The continued growth in earning assets and the slow and steady rise in interest rates have contributed to this expansion in our net interest margin,” said Ward. “We expect continued loan growth to help us increase our net interest income in future periods.”

For the quarter, net interest income before the provision for loan losses increased 25% to $5.8 million, compared to $4.6 million in the first quarter of 2004. Interest and fees on loans increased 27% from the same quarter last year as loan demand continues to improve. Revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 22% to $6.9 million in the first quarter of 2005, compared to $5.6 million for the same quarter of 2004.

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HEOP first quarter earnings
April 12, 2005

Non-interest income increased 9% in the first quarter to $1.1 million, compared to $1.0 million the first quarter of 2004. Non-interest expense in the first quarter increased 8% to $4.4 million, from $4.1 million in the first quarter a year ago. The efficiency ratio was 64.14% for the quarter, an 11% improvement from 72.65% in the first quarter of 2004. The efficiency ratio measures non-interest expenses as a percent of revenues.

First quarter pre-tax income increased 67% to $2.3 million compared to $1.4 million in the first quarter of 2004. Income taxes increased in the first quarter, due to Heritage Oaks’ increased earnings. The provision for income taxes was $875,000 for the first quarter of 2005, compared to $497,000 in the same quarter a year ago. Heritage Oaks generated a return on average equity of 14.74% in the first quarter, a 414 basis point improvement compared to 10.60% during the same period in 2004. Return on average assets was 1.24% in the first quarter, a 42 basis point improvement compared to 0.82% in the first quarter a year ago.

Balance Sheet

Heritage Oaks increased its net loans 15% to $337.8 million, compared to $293.6 million a year ago. “The economy along the Central California coast remains very strong, enabling us to increase our loan totals while at the same time reducing our non-performing loans down to historically low levels. I am very happy to report that non-performing loans as a percent of total loans dropped to 0.14%, their lowest level in 20 years,” stated Ward. The allowance for loan losses was $3.4 million, or 1.01% of net loans outstanding at March 31, 2005, compared to $3.2 million or 1.09% of net loans outstanding at March 31, 2004. Net charge-offs were $32,000. Total assets increased 5% to $472.1 million as of March 31, 2005, compared to $448.6 million as of March 31, 2004.

“Deposit growth in the first quarter of 2005 was very strong with non-interest bearing demand deposits leading the way, increasing by 17% to $168.6 million,” added Ward. “We have several long-time commercial customers that greatly increased their balances with us over the past several months.” Total deposits increased 6% to $392.4 million, from $371.8 million a year ago. Shareholders’ equity increased 16% to $38.7 million, compared to $33.5 million a year ago. Book value per share increased to $10.26 at March 31, 2005, compared to $9.22 per share a year earlier. Tangible book value totaled $8.62 per share at March 31, 2005, compared to $7.40 a year earlier.

Heritage Oaks Bancorp acts as a holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Banks beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Banks operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.

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HEOP first quarter earnings
April 12, 2005

HERITAGE OAKS BANCORP
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(in thousands except per share data)	March 31,
	2005	2004	% Change
	(Unaudited)	(Unaudited)
Interest Income:

Interest and fees on loans	$6,122	$4,834	26.6%
Investment securities	553	590	-6.3%
Federal funds sold and commercial paper	70	71	-1.4%
Time certificates of deposit	3	3	0.0%
Total interest income	6,748	5,498	22.7%
Interest Expense:
Now accounts	21	5	320.0%
MMDA accounts	213	122	74.6%
Savings accounts	17	23	-26.1%
Time deposits of $100 or more	82	61	34.4%
Other time deposits	231	242	-4.5%
Other borrowed funds	421	438	-3.9%
Total interest expense	985	891	10.5%

Net Int. Income Before Prov. Ln. Losses	5,763	4,607	25.1%
Provision for loan losses	180	170	5.9%
Net interest income after provision for loan losses	5,583	4,437	25.8%

Non-interest Income:
Service charges on deposit accounts	539	510	5.7%
Gain on Sale of SBA Loans	34	-	100.0%
Other income	559	526	6.3%
Total Non-interest Income	1,132	1,036	9.3%

Non-interest Expense:
Salaries and employee benefits	2,248	2,046	9.9%
Occupancy and equipment	612	635	-3.6%
Other expenses	1,563	1,419	10.1%
Total Noninterest Expenses	4,423	4,100	7.9%
Income before provision for income taxes	2,292	1,373	66.9%
Provision for applicable income taxes	875	497	76.1%
Net Income	$1,417	$876	61.8%

Earnings per share:
Basic	$0.35	$0.22	59.8%
Fully Diluted	$0.33	$0.20	65.0%

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HEOP first quarter earnings
April 12, 2005

HERITAGE OAKS BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands)
	31-Mar-05	31-Mar-04	% Change
ASSETS	(Un-audited)	(Un-audited)
Cash and due from banks	$12,533	$28,306	-55.7%
Federal funds sold	31,420	33,975	-7.5%
Total cash and cash equivalents	43,953	62,281	-29.4%

Interest bearing deposits other banks	498	498	0.0%
Securities Available for sale	53,097	55,458	-4.3%
Federal Home Loan Bank Stock, at cost	1,810	2,269	-20.2%
Loans Held For Sale	5,541	5,686	-2.6%
Loans, net	337,693	293,552	15.0%

Property, premises and equipment, net	10,412	10,163	2.5%
Cash surrender value life insurance	7,491	6,928	8.1%
Deferred Tax Assets	2,140	1,786	19.8%
Goodwill	4,864	4,905	-0.8%
Core Deposit Intangible	1,878	2,337	-19.6%
Other assets	2,694	2,703	-0.3%

TOTAL ASSETS	$472,071	$448,566	5.2%

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	168,598	144,420	16.7%
Savings, NOW, and money market deposits	162,767	153,976	5.7%
Time deposits of $100 or more	15,035	22,615	-33.5%
Time deposits under $100	46,041	50,781	-9.3%
Total deposits	392,441	371,792	5.6%

FHLB advances and other borrowed money	28,500	28,500	0.0%
Securities Sold under Agreement to Repurchase	732	389	88.2%
Notes Payable	-	3,500	-100.0%
Junior subordinated debentures	8,248	8,248	0.0%
Other liabilities	3,451	2,633	31.1%
Total liabilities	433,372	415,062	4.4%
Stockholders' equity
Common stock, no par value;20,000,000 shares authorized; issued and outstanding 4,102,987 and 3,980,382 for March 31, 2005 and March 31, 2004, respectively.	28,352	23,784	19.2%
Retained earnings	10,533	9,345	12.7%
Accumulated other comprehensive income	(186)	375	-149.6%
Total stockholders' equity	38,699	33,504	15.5%
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$472,071	$448,566	5.2%

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HEOP first quarter earnings
April 12, 2005

HERITAGE OAKS BANCORP
	QTD	QTD	QTD
	Mar-05	Dec-04	Mar-04
PROFITABILITY
Quarterly Net Income (in thousands)	$1,417	$1,353	$876
Qtr EPS- Diluted	$0.33	$0.31	$0.20
Efficiency Ratio	64.14%	67.64%	72.65%
Operating Expenses compared to Average Assets	3.86%	4.24%	3.82%
ROE- Return on Average Equity	14.74%	14.77%	10.60%
ROTE- Return on Average Tangible Equity	17.91%	18.18%	13.54%
ROA- Return on Average Assets	1.24%	1.18%	0.82%
NIM- Net Interest Margin	5.55%	5.40%	4.71%
Net Interest Income compared to Average Assets	5.04%	4.77%	4.29%
Non-Interest Income compared to Total Net Revenue	12.34%	23.85%	18.36%

CAPITAL
Leverage Ratio	8.77%	8.34%	7.89%
Tier I Risk-Based Capital Ratio	10.10%	9.78%	9.91%
Total Risk-Based Capital Ratio	11.00%	10.65%	10.89%

ASSET QUALITY
Non-performing Loans compared to Total Net Loans	0.14%	0.29%	0.51%
ALLL compared to Total Net Loans	1.01%	1.00%	1.09%
Non-performing Loans as % of ALLL	14.99%	28.77%	46.83%
Net Loan Losses compared to Average Net Loans	0.01%	0.01%	0.01%
Non-performing Loans compared to Primary Capital	1.32%	2.51%	4.48%

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NOTE: Transmitted on Business Wire at 5:00 a.m. PDT on April 12, 2005.